Free Writing Prospectus (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 433 Registration No. 333-169119 October 18, 2011

$ Knock-Out Buffered Notes due April 29, 2013 Linked to Siemens Aktiengesellschaft Global Medium-Term Notes, Series A

General

•                   The Notes are designed for investors who seek at maturity the appreciation of the Reference Asset.

•                   Investors should be willing to forgo interest and dividend payments and, if the Reference Asset declines in price, be willing to lose some or all of their principal.

•                   Senior unsecured obligations of Barclays Bank PLC maturing April 29, 2013†.

•                   Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•                   The Notes are expected to price on or about October 21, 2011†† (the “pricing date”) and are expected to issue on or about October 26, 2011†† (the “issue date”).

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Reference Asset:	The American depositary shares of Siemens Aktiengesellschaft (the “linked share”) (Bloomberg ticker symbol “SI UN <equity>”)
Knock-Out Event:	A Knock-Out Event occurs if, on the Final Valuation Date, the Final Price has decreased, as compared to the Initial Price, by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	30.00%
Contingent Minimum Return:	5.50%
Payment at Maturity:

The amount you will receive at maturity is based on the Reference Asset Return.  At maturity, your payment per $1,000 principal amount of Notes will be calculated as follows:

If a Knock-Out Event has occurred, you will receive a cash payment on the maturity date that will reflect the performance of the Reference Asset. Under these circumstances, your payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + ($1,000 × Reference Asset Return)

You may lose some or all of your principal if you invest in the Notes. If a Knock-Out Event occurs, your Notes will be fully exposed to any declines in the Reference Asset and you may lose some or all of your investment at maturity.

If a Knock-Out Event has not occurred, you will receive a cash payment on the maturity date that will reflect the performance of the Reference Asset, subject to the Contingent Minimum Return.  Under these circumstances, your payment at maturity per $1,000 principal amount Note will equal $1,000 plus the product of (a) $1,000 multiplied by (b) the greater of (i) the Reference Asset Return, and (ii) the Contingent Minimum Return, calculated as follows:.

$1,000 + ($1,000 x the greater of (i) Reference Asset Return and (ii) Contingent Minimum Return)

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

Reference Asset Return:	The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price
Initial Price:	$[•], the closing price of the linked share on the pricing date.
Final Price:	The closing price of the linked share on the final valuation date.
Final Valuation Date:	April 24, 2013†
Maturity Date:	April 29, 2013†
CUSIP/ISIN:	06738KYB1 and US06738KYB15

†                     Subject to postponement in the event of a market disruption event as described under “Reference Assets—Equity Securities—Market Disruption Events to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

††         Expected.  In the event we make any change to the expected pricing date and issue date, final valuation date and maturity date will be changed so that the stated term of the Notes remains the same.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-3 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public[1]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

1                     The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of   %, is    %.  The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

JPMorgan Placement Agent

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue —Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•     Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•     Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257.  As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Linked Share?

The following table illustrates the hypothetical total return at maturity on the Notes.  The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns and examples set forth below assume an Initial Price of $100.52, a Knock-Out Buffer Amount of 30.00% and a Contingent Minimum Return on the Notes of 5.50%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The examples below do not take into account any tax consequences from investing in the Notes.

		Knock-Out Event Has Not Occurred[1]		Knock-Out Event Has Occurred [2]
Final Price (USD)	Reference Asset Return	Payment at Maturity	Total Return on Notes	Payment at Maturity	Total Return on Notes
130.68	30.00%	$1,300.00	30.00%	N/A	N/A
120.62	20.00%	$1,200.00	20.00%	N/A	N/A
115.60	15.00%	$1,150.00	15.00%	N/A	N/A
110.57	10.00%	$1,100.00	10.00%	N/A	N/A
106.05	5.00%	$1,055.00	5.50%	N/A	N/A
103.03	2.50%	$1,055.00	5.50%	N/A	N/A
100.52	0.00%	$1,055.00	5.50%	N/A	N/A
95.49	-5.00%	$1,055.00	5.50%	N/A	N/A
90.47	-10.00%	$1,055.00	5.50%	N/A	N/A
80.42	-20.00%	$1,055.00	5.50%	N/A	N/A
70.36	-30.00%	$1,055.00	5.50%	N/A	N/A
60.31	-40.00%	N/A	N/A	$600.00	-40.00%
50.26	-50.00%	N/A	N/A	$500.00	-50.00%
40.21	-60.00%	N/A	N/A	$400.00	-60.00%
30.16	-70.00%	N/A	N/A	$300.00	-70.00%
20.10	-80.00%	N/A	N/A	$200.00	-80.00%
10.05	-90.00%	N/A	N/A	$100.00	-90.00%
0.00	-100.00%	N/A	N/A	$0.00	-100.00%

1Final Price has not declined by more than 30.00% from the Initial Price.

2Final Price has declined by more than 30.00% from the Initial Price.

FWP-1

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred, and the closing price of the linked share decreases from the Initial Price of $100.52 to a Final Price of $95.49, resulting in a Reference Asset Return of -5.00%.  Because a Knock-Out Event has not occurred and the Reference Asset Return is less than the Contingent Minimum Return, the investor benefits from the Contingent Minimum Return and receives a payment at maturity of $1,055.00 per $1,000 principal amount Note calculated as follows.

$1,000 + ($1,000 × 5.50%) = $1,055.00

Example 2: A Knock-Out Event has not occurred, and the closing price of the linked share increases from the Initial Price of $100.52 to a Final Price of $110.57, resulting in a Reference Asset Return of 10.00%. Because a Knock-Out Event has not occurred the Reference Asset Return is greater than the Contingent Minimum Return, the investor receives a payment at maturity of $1,100.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × 10.00%) = $1,100.00

Example 3: A Knock-Out Event has occurred, and the closing price of the linked share decreases from the Initial Price of $100.52 to a Final Price of $60.31, resulting in a Reference Asset Return of -40.00%.  Because a Knock-Out Event has occurred, the investor is exposed to the performance of the linked share and receives a payment at maturity of $600.00 per $1,000.00 principal amount Note, calculated as follows:

$1,000 + ($1,000 × -40.00%) = $600.00

Selected Purchase Considerations

•                  Market Disruption Events and Adjustments—The final valuation date, maturity date, payment at maturity and the Reference Asset are subject to adjustment as described in the following sections of the prospectus supplement:

o                 For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets— Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

o                 For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

FWP-2

•                  Limited Protection Against Loss—If a Knock-Out Event occurs, you will lose 1% of the principal amount of your investment for every 1% decrease in the Final Price as compared to the Initial Price. If a Knock-Out Event occurs, you will lose some or all of your initial investment.  Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this free writing prospectus.

•                  Certain U.S. Federal Income Tax Considerations— Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the linked share.  If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments.  If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes.  Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

“Specified Foreign Financial Asset” Reporting.  Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it finalizes the form on which to report the relevant information.  However, once the Internal Revenue Service finalizes the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form.  Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the linked share.  These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

FWP-3

o                 “Risk Factors—Risks Relating to All Securities”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

o                 “Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”; and

o                 “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”.

In addition to the risks discussed under the headings above, you should consider the following:

•                  Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Reference Asset Return is positive or negative. If the Final Price has declined, as compared to the Initial Price, by more than the Knock-Out Buffer Amount of 30.00%, a Knock-Out Event will have occurred, and the protection provided by the Contingent Minimum Return will terminate.  IF A KNOCK-OUT EVENT OCCURS, YOUR INVESTMENT WILL BE FULLY EXPOSED TO ANY DECLINE IN THE FINAL PRICE AS COMPARED TO THE INITIAL PRICE AND YOU MAY LOSE UP TO 100% OF YOUR INVESTMENT.

•                  No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•                  Owning the Notes is Not the Same as Owning the Linked Share — The return on your Notes may not reflect the return you would realize if you actually owned the linked share. For instance, as a holder of the Notes, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the linked shares would have.

•                  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•                  Credit of Issuer — The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the prospectus supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•                  Exchange Rate Risk — Because American depositary shares are denominated in U.S. dollars but represent foreign equity securities that are denominated in a foreign currency, changes in currency exchange rates may negatively impact the value of the American depositary shares. The value of the foreign currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or

FWP-4

supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for Notes linked to American depositary shares.

•                  Risks Associated with Foreign Securities Markets — Because foreign equity securities underlying the American depositary shares may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the Notes linked to American depositary shares involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. The issuer of the shares underlying the American depositary shares may make distributions in respect of such underlying shares that are not passed on to the owners of the American depositary shares, which can affect the value of the Notes. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•                  The Payment at Maturity on Your Notes is Not Based on the Price of the Linked Share at Any Time Other than the Closing Price of the Linked Share on the Final Valuation Date—The payment due on maturity of the Notes will be based solely on the closing price of the linked share on the final valuation date (subject to adjustments as described in the prospectus supplement). Therefore, if price of the linked share drops precipitously on the final valuation date, the payment at maturity may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the linked share at a time prior to such drop.  Although the price of the linked share on the maturity date or at other times during the life of your Notes may be higher than on the final valuation date, you will not benefit from the price of the linked share at any time other than the final valuation date.

•                  Single Equity Risk — The price of the linked share can rise or fall sharply due to factors specific to the linked share and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.  We urge you to review financial and other information filed periodically with the SEC by the issuer of the linked share.

•                  Antidilution Adjustments — For certain corporate events affecting the linked share, the calculation agent may make adjustments to the amount payable at maturity.  However, the calculation agent will not make such adjustments in response to all events that could affect the linked share.  If an event occurs that does not require the calculation agent to make such adjustments, the value of the Notes may be materially and adversely affected.  In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error.  You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this free writing prospectus or the prospectus supplement as necessary to achieve an equitable result.

•                  In Some Circumstances, the Payment You Receive on the Notes May Be Based on the Stock of Another Company and Not the Linked Share — Following certain corporate events relating to the issuer of the linked share where the issuer is not the surviving entity, your return on the Notes paid by Barclays Bank PLC may be based on the shares of a successor to the issuer of the linked share or any cash or any other assets distributed to holders of the linked share in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” of the prospectus supplement.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the linked share on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the linked share;

o                 the time to maturity of the Notes;

o                 the dividend rate on the linked share;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

FWP-5

Description of the Reference Asset

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”.  Companies with securities registered under the Securities Exchange Act of 1934, as amended, are required to file financial and other information specified by the SEC periodically.  Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the issuer of the linked share can be located by reference to its SEC file number provided below.  In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Included below is a brief description of the issuer of the linked share.  This information has been obtained from publicly available sources.  Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Siemens Aktiengesellschaft

According to publicly available information, Siemens Aktiengesellschaft (the “Company”) is a business based on leadership in electronics and electrical engineering.  The Company’s operations are focused on three sectors: Industry, Energy, and Healthcare.  The Industry Sector’s portfolio ranges from industry automation and drives products and services to building, lighting and mobility solutions and services as well as system integration and solutions for plant business. The Energy Sector offers a spectrum of products, services and solutions for the generation, transmission and distribution of power and for the extraction, conversion and transport of oil and gas. The Healthcare Sector develops, manufactures and markets diagnostic and therapeutic systems, devices and consumables, as well as information technology systems for clinical and administrative purposes.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-15174, or its CIK Code: 0001135644. The Company’s American depositary shares are listed on the New York Stock Exchange under the ticker symbol “SI”.

Historical Information

The following graph sets forth the historical performance of the linked share based on the daily closing price from January 2, 2002 through October 17, 2011. The linked share’s closing price on October 17, 2011 was $100.52

We obtained the historical trading price information below from Bloomberg, L.P.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P.  The historical prices of the linked share should not be taken as an indication of future performance, and no assurance can be given as to the linked share closing price on the final valuation date.  We cannot give you assurance that the performance of the linked share will result in the return of any of your initial investment.

 []

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-6

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities LLC will act as placement agents for the Notes pursuant to separate placement agency agreements with the issuer and will receive a fee pursuant to its agreement that will not exceed $12.50 per $1,000 principal amount Note. JPMorgan Securities LLC may act on behalf of an affiliate and may reallow all or a portion of fees received in connection with the distribution of the Notes to such affiliate.

FWP-7